Exhibit 99.1

Consent of Cowen and Company, LLC

The Board of Directors
Berkeley Lights, Inc.
5858 Horton Street, Suite 320
Emeryville, California 94608

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated December 20, 2022, to the Board of Directors of Berkeley Lights, Inc. (“Berkeley Lights”), as Annex D to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Berkeley Lights’ Financial Advisor” and “THE MERGER — Opinion of Berkeley Lights’ Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Berkeley Lights and IsoPlexis Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Berkeley Lights (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Cowen and Company, LLC

Cowen and Company, LLC

January 30, 2023